Exhibit 4.3

EXECUTION VERSION

NEITHER THIS SECURITY NOR THE SECURITIES ISSUABLE HEREUNDER HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THIS SECURITY AND THE SECURITIES ISSUABLE HEREUNDER MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES TO THE EXTENT PERMITTED UNDER THE SECURITIES PURCHASE AGREEMENT DATED MARCH 3, 2023, AMONG THE COMPANY AND THE PURCHASERS SIGNATORY THERETO.

THIS DEBENTURE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”).  PURSUANT TO TREASURY REGULATION §1.1275-3(b)(1), THE CHIEF FINANCIAL OFFICER OF THE COMPANY, BEGINNING TEN (10) DAYS AFTER THE ISSUANCE DATE OF THIS DEBENTURE, WILL PROMPTLY MAKE AVAILABLE TO THE HOLDER UPON REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION §1.1275-3(b)(1)(i).  THE CHIEF FINANCIAL OFFICER OF THE COMPANY MAY BE REACHED AT TELEPHONE NUMBER (716) 270-1523.

Original Issue Date: March 3, 2023

$__________

7% ORIGINAL ISSUE DISCOUNT

SENIOR SECURED DEBENTURE

DUE MARCH 3, 2026

THIS 7% ORIGINAL ISSUE DISCOUNT SENIOR SECURED DEBENTURE is one of a series of duly authorized and validly issued 7% Original Issue Discount Senior Secured Debentures of 22nd Century Group, Inc., a Nevada corporation, (the “Company”), having its principal place of business at 500 Seneca Street, Suite 507, Buffalo, New York 14204 (this debenture, as amended, restated, supplemented or otherwise modified from time to time, the “Debenture” and collectively with the other debentures of such series, the “Debentures”) and is issued pursuant to the Purchase Agreement (as defined below).

FOR VALUE RECEIVED, the Company promises to pay in cash to _______, or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $_________ on March 3, 2026 (the “Maturity Date”) or such earlier date as this Debenture is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate then outstanding principal amount of this Debenture in accordance with the provisions hereof.  This Debenture is subject to the following additional provisions:

Section 1.Definitions.  For the purposes hereof, in addition to the terms defined elsewhere in this Debenture, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:

“Agent” means ____________, a Delaware limited liability company.

“Applicable Interest Rate” means an annual rate equal to 7.00%; provided, however, following the occurrence and during the continuance of an Event of Default, the “Applicable Interest Rate” shall automatically, without notice or any other action required by Holder, mean an annual rate equal to 12.00%.

“Available Advance Shares” shall have the meaning set forth in Section 5(a)(iv).

“Bankruptcy Event” means any of the following events: (a) the Company or any Subsidiary thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary thereof, (b) there is commenced against the Company or any Subsidiary thereof any such case or proceeding that is not dismissed within sixty (60) days after commencement, (c) the Company or any Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment, (e) the Company or any Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, (g) the Company or any Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing, or (h) the Company or any Subsidiary admits in writing its inability, or is otherwise unable, to pay its debts generally as they become due.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 5(g).

“Blocked Account” shall have the meaning set forth in Section 7(c).

“Blocked Account Agreement” shall have the meaning set forth in Section 7(c).

“Bloomberg” means Bloomberg, L.P.

“Board of Directors” means the board of directors of the Company.

“Buy-In” shall have the meaning set forth in Section 5(d).

“Buy-In Price” shall have the meaning set forth in Section 5(d).

“Change of Control Put Period” has the meaning set forth in Section 3(b).

“Change of Control Put Right” has the meaning set forth in Section 3(b).

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company, (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, or (c) the Company Disposes of all or substantially all of its assets to another Person.

“Collateral” shall have the meaning given such term in the Security Agreement.

“Commission” means the U.S. Securities Exchange Commission.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company” shall have the meaning given such term in the preambles hereto.

“Company Counsel” means Greenberg Traurig, P.A., 401 East Las Olas Boulevard Suite 2000, Fort Lauderdale, FL 33301.

“Debenture(s)” shall have the meaning given such term in the preambles hereto.

“Debenture Register” shall have the meaning set forth in Section 2(d).

“Debenture Shares” means all Stock Payment Shares, Monthly Redemption Advance Shares, Interest Advance Shares and Interest True-Up Shares.

“Delivery Date” means (a) with respect to Stock Payment Shares, the applicable Holder Redemption Payment Date, (c) with respect to Interest True-Up Shares, the applicable Interest Payment Date, (d) with respect to Interest Advance Shares, the applicable Interest Advance Shares Date, and (e) with respect to Monthly Redemption Advance Shares, the applicable Monthly Redemption Advance Date.

“Delivery Failure” shall have the meaning set forth in Section 5(d).

“Dispose” and “Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction or by way of a merger) of any assets or property by any Person, including, without limitation, any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of inventory in the ordinary course of business on ordinary business terms.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a Change of Control Transaction so long as any rights of the holders thereof upon the occurrence of a Change of Control Transaction shall be subject to the prior repayment in full of the Debentures), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock.

“Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any state of the United States or the District of Columbia, other than any such Subsidiary owned directly or indirectly by a Foreign Subsidiary.

“DTC” means the Depository Trust Company.

“Equity Conditions” means, during the period in question, (a) all of the shares of Common Stock issued, issuable or required to be issued pursuant to the Transaction Documents may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions as set forth in a written opinion letter of Company Counsel to such effect, addressed and acceptable to the Transfer Agent and the Holder, provided, however, this condition shall not be deemed satisfied during (1) any period that the Company is not in compliance with the current public information requirements under Rule 144 or any information requirements of paragraph (i) of Rule 144, if applicable, or (2) any Rule 12b-25 extension period with respect to any quarterly or annual report of the Company that is not filed by the prescribed due date therefor (for the avoidance of doubt, without giving effect to any extension of such due date), (b) the Common Stock is trading on a Trading Market and all of shares of Common Stock issued, issuable or required to be issued pursuant to the Transaction Documents are listed or quoted for trading on such Trading Market (and the Company believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future) and the issuance of such shares of Common Stock pursuant to the Transaction Documents would not violate the rules and regulations of any such Trading Market, (c) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents, (d) there is no existing Event of Default and no existing event which, with the expiration of cure period or the giving of notice, would constitute an Event of Default, (e) the issuance of the shares of Common Stock in question to the Holder would not violate the limitations set forth in Section 5(g) or Section 5(h), (f) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated, (g) the applicable Holder is not in possession of any information provided by or on behalf of the Company that constitutes, or may constitute, material non-

public information, (h) the VWAP of the Common Stock is at least $0.75 per share (appropriately adjusted for any stock split, stock dividend, stock combination, stock buy-back or other similar transaction) on each Trading Day, (i) the Common Stock is DTC eligible (and not subject to “chill”) and the Company’s transfer agent is participating in DTC’s Fast Automated Securities Transfer Program; and (j) the Holder, in its sole determination, are able to engage in transactions in Common Stock on the Principal Market through reputable broker-dealers or otherwise on terms that are economical and commercially reasonable to the Holder (it being understood, without limiting the foregoing, that if brokerage commissions and/or holders’ other out-of-pocket costs would generally exceed, as determined by the holders in good faith, the difference between the market price for the Common Stock and the Stock Payment Price, such a situation would not be economical or commercially reasonable).

“Equity Conditions Failure” shall have the meaning set forth in Section 5(a)(iii).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Event of Default” shall have the meaning set forth in Section 8(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Cap” shall have the meaning set forth in Section 5(h).

“Exchange Cap Allocation” shall have the meaning set forth in Section 5(h).

“Exit Payment” has the meaning set forth in Section 2(e).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fundamental Transaction” means (a) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (b) the Company, directly or indirectly, effects any sale, lease, exclusive license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (c) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (d) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (e) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or Affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination).

“Governmental Authority” means any national, supranational, federal, state, county, provincial, local, municipal or other government or political subdivision thereof (including any Regulatory Authority), whether domestic or foreign, and any agency, authority, commission, ministry, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any such government.

“Holder” shall have the meaning given such term in the preambles hereto.

“Holder Redemption Amount” shall have the meaning set forth in Section 5(a)(i).

“Holder Redemption Notice” shall have the meaning set forth in Section 5(a)(i).

“Holder Redemption Payment Date” shall have the meaning set forth in Section 5(a)(i).

“Holder Redemption Right” shall have the meaning set forth in Section 5(a)(i).

“Indebtedness” of a Person shall include (a) all obligations for borrowed money or the deferred purchase price of property or services (excluding trade credit, trade accounts payable and accrued expenses incurred in the ordinary course of business, together with any credit card indebtedness incurred to pay any such trade credit, trade accounts payable and accrued expenses), (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit (other than trade letters of credit issued in the ordinary course of business), surety bonds, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps or other financial products, (c) all capital lease obligations (as determined in accordance with GAAP), (d) all obligations or liabilities secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed by such Person, (e) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of such Person (excluding trade credit, trade accounts payable and accrued expenses incurred in the ordinary course of business, together with any credit card indebtedness incurred to pay any such trade credit, trade accounts payable and accrued expenses), (f) Disqualified Stock, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other Person.  Notwithstanding anything to the contrary set forth herein, (i) notwithstanding any change in GAAP after the Original Issue Date that would require lease obligations that would be treated as operating leases as of the Original Issue Date to be classified and accounted for as capital leases or otherwise reflected on the Company’s consolidated balance sheet, such obligations shall continue to be treated as operating leases and shall be excluded from the definition of Indebtedness and (ii) any lease that was entered into after the Original Issue Date that would have been considered an operating lease under GAAP in effect as of the Original Issue Date shall be treated as an operating lease for all purposes under this Debenture, and obligations in respect thereof shall be excluded from the definition of Indebtedness.

“Interest Advance Shares” has the meaning set forth in Section 2(a).

“Interest Advance Shares Date” has the meaning set forth in Section 2(a).

“Interest Notice Period” means, with respect to each Interest Payment Date, the twenty (20) consecutive Trading Days immediately preceding such Interest Payment Date.

“Interest Payment Date” shall have the meaning set forth in Section 2(a).

“Interest Share Amount” shall have the meaning set forth in Section 2(a).

“Interest True-Up Shares” has the meaning set forth in Section 2(b).

“Investments” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition (including by merger) of Equity Interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Material Adverse Effect” means a material adverse effect upon: (a) the business, operations, properties, assets or financial condition of the Company and its Subsidiaries taken as a whole; or (b) the ability of the Company or any Subsidiary to perform or pay any of its respective obligations in accordance with the terms of the Transaction Documents, or the ability of Agent or Holder to enforce any of its rights or remedies with respect to such obligations; or (c) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens (except, solely with respect to this clause (c) to the extent resulting from any action or inaction of the Agent or any Holder); provided, that, solely for the purposes of Section 8(a)(xviii), any effect resulting from any of the following shall not be considered when determining whether a Material Adverse Effect shall have occurred: (i) conditions affecting generally the United States economy, including the financial, credit, or securities markets, (ii) acts of terrorism, armed hostilities or war, including civil unrest or cyberattacks, (iii) any change in law or GAAP, or the interpretation thereof, (iv) the execution and delivery of the Purchase Agreement or the Debentures, the public announcement or the pendency of Purchase Agreement or the Debentures or the pendency or consummation of the transactions contemplated by the Purchase Agreement or the Debentures and the taking of any action required by the Purchase Agreement or the Debentures, (v) natural disasters or acts of God, including pandemics, (vi) any changes in conditions generally affecting the industry in which the Company and its Subsidiaries operate, or (vii) fluctuations in the trading price of shares of the capital stock of the Company (it being understood and agreed that the circumstances underlying any such fluctuations may, unless otherwise excluded by another clause in this definition, be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur), except, in the case of clauses (i), (ii) and (vi), to the extent (and only to the extent) that the Company and its Subsidiaries are materially disproportionately impacted, or would reasonably be expected to be materially disproportionately impacted, by such events in comparison to others in the industry in which the Company and its Subsidiaries operate.

“Maturity Date” shall have the meaning given such term in the preambles hereto.

“Monthly Allowance” means, with respect to each calendar month commencing with the calendar month of March, 2024, a portion of the principal amount of this Debenture equal to two (2%) percent of the original principal amount of this Debenture.

“Monthly Redemption Advance Date” shall have the meaning set forth in Section 5(a)(ii).

“Monthly Redemption Advance Shares” shall have the meaning set forth in Section 5(a)(ii).

“Needle Rock Ranch” means the approximately 224 acres of real property located in Delta County, Colorado having an address of 41437 Cottonwood Creek Rd, Crawford, Colorado 81415 and more particularly described in the Deed of Trust.

“New York Courts” shall have the meaning set forth in Section 9(d).

“Original Issue Date” means March 3, 2023, regardless of any transfers of the Debenture or amendments to the Debenture and regardless of the number of instruments which may be issued to evidence the Debenture.

“Permitted Dispositions” means (a) sales of inventory in the ordinary course of business, (b) the sale, lease, sub-lease, assignment, conveyance, transfer, license, exchange or disposition of inventory or services or other assets, including the non-exclusive license (as licensor or sublicensor) of intellectual property, in each case, in the ordinary course of business consistent with past practice, (c) the sale or discount, in each case without recourse and in the ordinary course of business consistent with past practice, by the Company or its

Subsidiaries of accounts receivable or notes receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof or in connection with the bankruptcy or reorganization of the applicable account debtors and dispositions of any securities or other Investments received in any such bankruptcy or reorganization, (d) the sale, lease, sub-lease, assignment, conveyance, transfer, license, exchange or disposition of used, worn out, obsolete or surplus property by the Company or its Subsidiaries, including the abandonment or other disposition of intellectual property, in each case, which, in the reasonable judgment of the Company, is no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Subsidiaries, taken as a whole, (e) terminations of leases, subleases, licenses and sublicenses in the ordinary course of business, (f) the use or other disposition of cash and cash equivalents in the ordinary course of business and (g) other transfers of assets having a fair market value of not more than $250,000 in the aggregate during any fiscal year.

“Permitted Indebtedness” means (a) the Indebtedness evidenced by the  Debentures, (b) capital lease obligations and purchase money indebtedness of up to One Hundred Fifty Thousand Dollars $150,000, in the aggregate, at any one time outstanding incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets, provided that such lease obligations and purchase money indebtedness are only recourse to the assets being acquired or leased, (c) Subordinated Indebtedness, (d) other Indebtedness outstanding on the Original Issue Date identified on Schedule A hereto, (e) Indebtedness of the Company or its Subsidiaries in an aggregate principal amount not to exceed $500,000 at any one time outstanding and (f) any guarantees of any Permitted Indebtedness.

“Permitted Investment” means: (a) Investments existing on, or contemplated to occur following, the Original Issue Date which are disclosed on Schedule B; (b) (i) U.S. Treasury bills, notes, and bonds maturing within 1 year from the date of acquisition thereof, (ii) U.S. agency and government-sponsored entity debt obligations maturing within one 1 year from the date of acquisition thereof, and (iii) U.S. Securities and Exchange Commission-registered money market funds that have a minimum of $1,000,000,000 in assets, (c) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions and advances, to customers, suppliers, contract manufacturers, and/or licensors who are not Affiliates, in the ordinary course of business, provided that this subparagraph (c) shall not apply to Investments of the Company in any Subsidiary, (d) Investments in newly-formed or newly-acquired Domestic Subsidiaries, provided that each such Domestic Subsidiary promptly executes a joinder to the Subsidiary Guaranty and a joinder to the Security Agreement, in each case, in a form reasonably acceptable to the Holder, (e) Investments in Foreign Subsidiaries either (x) in an aggregate amount not in excess of $500,000 in the aggregate during any fiscal year, or (y) that are otherwise approved in advance by the Agent in writing, (f) Investments by the Company or any Qualified Subsidiary in any Qualified Subsidiary, (g) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors, (h) deposits, prepayments and other credits to suppliers made in the ordinary course of business or consistent with the past practices of the Company and its Subsidiaries, (i) Investments made in the ordinary course of business consisting of negotiable instruments held for collection in the ordinary course of business and lease, utility and other similar deposits in the ordinary course of business, (j) guarantees or other contingent obligations constituting Permitted Indebtedness, (k) advances, loans or extensions of credit to officers, members of the Board of Directors, and employees of the Company or any of its Subsidiaries in the ordinary course of business for travel, entertainment or relocation, out-of-pocket or other business-related expenses, (l) Indebtedness owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business and (m) additional Investments that do not exceed $500,000 in the aggregate in any fiscal year.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of business of the Company or any of its Subsidiaries, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of business of the Company or any of its Subsidiaries, and which (x) do not individually or in the aggregate materially detract from the value of the property or assets subject to such Lien or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, (c) Liens in favor of the Agent, (d) Liens for reasonable and customary banking fees granted to banks or other financial institutions in the ordinary course of business in connection with, and which solely encumber, deposit, disbursement or concentration accounts (other than in connection with borrowed money) maintained with such banks or financial institutions, (e) Liens in respect of any Indebtedness referred to in clause (b) of the definition of “Permitted Indebtedness”, (f) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (g) covenants, conditions, easements, rights-of-way, building codes, restrictions (including zoning restrictions), encroachments, licenses, protrusions and other similar encumbrances, minor title defects or irregularities, in each case affecting real estate assets and that do not, individually or in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries or materially affect the value of or current and contemplated uses of the real estate assets, (h) any interest or title of a lessor, sub-lessor, licensor or sub-licensor under leases, subleases, licenses or sublicenses entered into by the Company or any of its Subsidiaries in the ordinary course of business, (i) purported Liens evidenced by the filing of precautionary UCC filings in connection with operating leases and subleases in the ordinary course of business, (j) Liens securing obligations of the Company and its Subsidiaries not to exceed $500,000 at any one time outstanding, (k) Liens on insurance policies and proceeds thereof securing obligations incurred to pay annual insurance premiums or Liens on premium refunds in respect of insurance policies and proceeds thereof granted in favor of insurance companies, in each case, in the ordinary course of business, (l) deposits, prepayments and other credits to suppliers and landlords made in the ordinary course of business and consistent with the past practices of the Company and its Subsidiaries in an aggregate amount not to exceed $250,000 at any time outstanding, and (m) Liens existing on the Original Issue Date which are disclosed on Schedule C.

“Prepayment Amount” means, with respect to any payment of this Debenture prior to the Maturity Date pursuant to Section 3(a), Section 3(b) or Section 8(b), the entire outstanding principal balance (including, for the avoidance of doubt, any original issue discount) of this Debenture, all accrued and unpaid interest thereon, and all other amounts due and payable under this Debenture, together with the Prepayment Premium.

“Prepayment Date” shall have the meaning set forth in Section 3(a).

“Prepayment Notice” shall have the meaning set forth in Section 3(a).

“Prepayment Notice Date” shall have the meaning set forth in Section 3(a).

“Prepayment Period” shall have the meaning set forth in Section 3(a).

“Prepayment Premium” means, in connection with any prepayment of this Debenture in full prior to the Maturity Date pursuant to Section 3(a), Section 3(b) or Section 8(b), an amount equal to three percent (3%) of the principal amount of this Debenture prepaid on such date.

“Principal Market” means the Nasdaq Capital Market or such other Trading Market where the Common Stock is then listed or quoted.

“Pro Rata Share” means, with respect to the value or amount in question, the Holder’s pro rata share thereof based on the outstanding principal balance of this Debenture relative to the aggregate outstanding principal balance of all Debentures.

“Purchase Agreement” means that certain Securities Purchase Agreement, dated as of March 3, 2023, among the Company and the purchasers signatory thereto (including the original Holder), as amended, modified or supplemented from time to time in accordance with its terms.

“Qualified Subsidiary” means any Subsidiary that has guaranteed the Company’s obligations hereunder and granted to the Holder or the Agent a first ranking (subject to Permitted Liens) security interest in substantially all of the assets of such Subsidiary.

“Repudiation” shall have the meaning set forth in Section 5(c).

“Revenue Target” shall have the meaning set forth in Section 7(d).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stock Off” shall have the meaning set forth in Section 5(a)(ii).

“Stock On” shall have the meaning set forth in Section 5(a)(ii).

“Stock On/Off Notice” shall have the meaning set forth in Section 5(a)(ii).

“Stock Payment Price” means, with respect to the Monthly Redemption Advance Date, the date of the Holder Redemption Notice, Interest Shares Advance Date or Interest Payment Date in question, the lesser of (a) 85% of the average of the daily VWAP for each of the twenty (20) consecutive Trading Days immediately preceding such date and (b) 90% of the VWAP for the Trading Day immediately preceding such date.

“Stock Payment Shares” shall have the meaning set forth in Section 5(a)(iv).

“Subordinated Indebtedness” means (i) Indebtedness in respect of the subordinated Promissory Note in the principal amount of $2,700,000 made by ESI Holdings, LLC payable to Omnia Ventures, Inc., and (ii) any other Indebtedness that is expressly subordinated to the Indebtedness to the Holder pursuant to a written subordination agreement and/or inter-creditor agreement satisfactory to the Holder in its sole discretion.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which the Company owns or controls a majority of the total voting power of the outstanding voting securities, including each entity listed on Schedule D hereto.

“Successor Entity” shall have the meaning set forth in Section 6.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the Principal Market (or any successors to any of the foregoing).

“Volume Limitation” means 15% of the aggregate trading volume of the Common Stock on the Principal Market (or other applicable Trading Market) over the twenty (20) consecutive Trading Day period ending on the Trading Day immediately preceding the date of any Holder Redemption Notice or the commencement of any Interest Notice Period.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (local time in New York City, New York) to 4:00 p.m. (local time in New York City, New York)), (b) if NASDAQCM is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on NASDAQCM, (c) if the Common Stock is not then listed or quoted for trading on NASDAQCM and if prices for the Common

Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the reasonable, actual and documented fees and reasonable, actual and documented out-of-pocket expenses of which shall be paid by the Company.

Section 2.Interest; Exit Payment.

a)Payment of Interest in Cash or Common Stock.  The Company shall pay interest to the Holder on the aggregate then outstanding principal amount of this Debenture at the Applicable Interest Rate, payable monthly in arrears as of the last Trading Day of each calendar month and on the Maturity Date (each such date, an “Interest Payment Date”) (if any Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day), in cash or, at the Company’s election in duly authorized, validly issued and fully paid shares of Common Stock at the Stock Payment Price on the Interest Payment Date, or a combination thereof (the amount to be paid in shares of Common Stock, the “Interest Share Amount”).  Notwithstanding anything contained herein to the contrary, any payment of interest in shares of Common Stock may only occur if (i) all of the Equity Conditions have been met (unless waived by the Holder in writing) during the twenty (20) Trading Days immediately prior to the applicable Interest Payment Date and through and including the date such shares of Common Stock are actually issued to the Holder, (ii) the Company shall have given the Holder notice in accordance with the notice requirements set forth below and (iii) as to such Interest Payment Date, prior to such Interest Notice Period (but not more than three (3) Trading Days prior to the commencement of such Interest Notice Period), the Company shall have delivered to the Holder's or its broker's DTC account the number of shares of Common Stock to be applied against such Interest Share Amount equal to the quotient (such quotient of (x) and (y), the “Interest Advance Shares”) of (x) the applicable Interest Share Amount divided by (y) the Stock Payment Price assuming for such purposes that the Interest Payment Date is the third (3rd) Trading Day immediately prior to the commencement of the Interest Notice Period (the “Interest Advance Shares Date”).  In the event that the number of Interest Advance Shares or Interest True-Up Shares (in the aggregate with the number of Monthly Redemption Advance Shares and Stock Payment Shares, if any, issued to the holder during the applicable Interest Notice Period) exceeds the Volume Limit for any Interest Payment Date, or the delivery of Interest Advance Shares or Interest True Up Shares would cause the Beneficial Ownership Limitation to be exceeded, then the Company shall pay the portion of the Interest Share Amount that would be in excess of the Dollar Volume Limitation or would cause the Holder to exceed the Beneficial Ownership Limitation in cash.

b)Company’s Election to Pay Interest in Cash or Common Stock.  Subject to the terms and conditions herein, including the last sentence of Section 2(a), the decision whether to pay interest hereunder in cash, shares of Common Stock or a combination thereof shall be at the sole discretion of the Company.  Subject to the last sentence of Section 2(a), prior to the commencement of any Interest Notice Period, the Company, if it

desires to make an election to pay any interest due on the related Interest Payment Date in shares of Common Stock or in a combination of cash and shares of Common Stock, shall deliver to the Holder a written notice of such election and setting forth the Interest Share Amount as to such Interest Payment Date, provided that the Company may indicate in such notice that the election contained in such notice shall apply to future Interest Payment Dates until revised by a subsequent notice.  During any Interest Notice Period, the Company’s election (whether specific to an Interest Payment Date or continuous) shall be irrevocable as to such Interest Payment Date.  Subject to the aforementioned conditions, failure to timely deliver such written notice to the Holder shall be deemed an election by the Company to pay the interest on such Interest Payment Date in cash.  On the Interest Payment Date, the Company shall issue to the Holder a number of shares of Common Stock (if any) (“Interest True-Up Shares”) equal to the excess, if any, of (A) the Interest Share Amount divided by the Stock Payment Price for the Interest Payment Date over (B) the number of Interest Advance Shares actually issued to the Holder on the related Interest Advance Shares Date.  With respect to any Interest Payment Date, to the extent that the number of Interest Advance Shares exceeds the quotient obtained by dividing the Interest Share Amount divided by the Stock Payment Price for the Interest Payment Date, then (x) the Holder will retain the excess Interest Advance Shares in partial satisfaction of the obligation of the Company to deliver Interest Advance Shares in respect of the next month on which the Company elects to pay interest in shares of Common Stock; and (y) such retained Interest Advance Shares will be taken into account for purposes of calculating clause (B) above with respect to such month.

c)Exception for Interest on Holder Principal Redemption Amount.  Notwithstanding the foregoing, if the Holder exercises its Holder Redemption Right with respect to a Holder Redemption Amount for any calendar month, then accrued and unpaid interest on such Holder Redemption Amount shall be due on the related Holder Redemption Payment Date and will be paid in accordance with Section 5(a) and will not be subject to Section 2(a) and Section 2(b).

d)Interest Calculations.  Interest shall be calculated on the basis of a 365-day (or, if applicable, a 366-day) year and the actual number of days elapsed, and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal (including, for the avoidance of doubt, any original issue discount), together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made.  Interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of this Debenture (the “Debenture Register”) or such Person’s designee identified to the Company in writing.

e)Exit Payment.  On the Maturity Date or any other date when the is Debenture is paid in full pursuant to Section 3(a), Section 3(b), Section 8(b) or otherwise, the Company will pay to the Holder an exit payment equal to five percent 5% of the original principal amount of this Debenture, which is $______ (the “Exit Payment”).

Section 3.	Prepayment.

a)Prepayment at the Option of the Company.  Subject to the provisions of this Section 3(a), at any time after March 3, 2024, the Company may deliver a notice to the Holder and the holders of the other outstanding Debentures (a “Prepayment Notice” and the date such notice is deemed delivered hereunder, the “Prepayment Notice Date”) of its irrevocable election to redeem all, but not less than all, of the then outstanding principal amount of this Debenture and the other outstanding Debentures (including, for the avoidance of doubt, any original issue discount) for cash in an amount equal to the Prepayment Amount and the Exit Payment on the thirtieth (30th) Trading Day following the Prepayment Notice Date (such date, the “Prepayment Date”, such thirty (30) Trading Day period, the “Prepayment Period”).  The Prepayment Amount and the Exit Payment shall be due and payable in full in cash on the Prepayment Date. The Company covenants and agrees that, to the extent that this Debenture is Stock On, it will honor all Holder Redemption Notices, tendered from the time of delivery of the Prepayment Notice through the date all amounts owing thereon are due and paid in full.  The Company will, concurrently with the delivery of the Prepayment Notice to the Holder, publicly announce its intention to prepay this Debenture by means of a Current Report on Form 8-K filed with the Commission.  If any portion of Prepayment Amount shall not be paid by the Company by the Prepayment Date, interest shall accrue thereon at an interest rate equal to the lesser of ten percent (10%) per annum or the maximum rate permitted by applicable law until such amount is paid in full. Notwithstanding anything herein contained to the contrary, if any portion of the Prepayment Amount remains unpaid after the Prepayment Date, then the Holder may elect, by written notice to the Company given at any time thereafter, to invalidate such prepayment, ab initio.  For the avoidance of doubt, the Company may not prepay this Debenture pursuant to this Section 3(a) prior to March 3, 2024.

b)Prepayment at the Option of the Holder.  The Holder may require the Company to prepay the entire outstanding principal amount of this Debenture (including, for the avoidance of doubt, any original issue discount) for cash in an amount equal to the Prepayment Amount and the Exit Payment (the “Change of Control Put Right”), at any time following the Company’s entry into a definitive agreement for a Change of Control Transaction until the twentieth (20th) Trading Day following the consummation of such Change in Control Transaction (the “Change of Control Put Period”).  The Holder may exercise the Change of Control Put Right by delivering a written notice to the Company at any time during the Change of Control Put Period and the Change of the Control Prepayment Amount and the Exit Payment shall be due and payable in cash on the third (3rd) Trading Day following the Company’s receipt of such notice.

Section 4.Registration of Transfers and Exchanges.

a)Different Denominations.  This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same.  No service charge will be payable for such registration of transfer or exchange.

b)Investment Representations.  This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Purchase

Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

c)Reliance on Debenture Register.  Prior to due presentment for transfer to the Company of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 5.Monthly Redemption; Delivery of Debenture Shares.

a)Monthly Redemption.

i.Commencing with the calendar month of March, 2024, the Holder shall have the right, at its option, to require the Company to redeem up to the Monthly Allowance (plus accrued and unpaid interest) per calendar month (the “Holder Redemption Right) in accordance with this Section 5(a).  The Holder may exercise its Holder Redemption Right for a calendar month, at any time and from time to time, during such calendar month, by sending one or more written notices, the form of which is attached hereto as Annex A (each a “Holder Redemption Notice”), to the Company by not later than 11:59:59 P.M. (local time in New York, New York) on the last Trading Day of such calendar month, which Holder Redemption Notices shall specify the principal amount to be redeemed and the amount of accrued and unpaid interest thereon (together, the “Holder Redemption Amount”).  The Company shall promptly, but in any event no more than two (2) Trading Days after the date that the Holder delivers a Holder Redemption Notice to the Company (the “Holder Redemption Payment Date”) (1) if this Debenture is Stock Off, on the date that the Holder delivers the Holder Redemption Notice to the Company, pay to the Holder in cash by wire transfer of immediately available funds an amount equal to the Holder Redemption Amount specified in the Holder Redemption Notice or (2) if this Debenture is Stock On, on the date that the Company delivers the Holder Redemption Notice to the Company, deliver to the Holder shares of Common Stock as provided in this Section 5(a).  For the avoidance of doubt, payment in cash or shares of Common Stock shall be determined according to the status of the Debenture as Stock On or Stock Off on the date that the Holder delivers the Holder Redemption Notice to the Company and not the Holder Redemption Payment Date.  For the further avoidance of doubt, the Holder and the Company agree that the Holder may deliver more than one (1) Holder Redemption Notice during a calendar month provided that the sum of the Holder Redemption Amounts set forth in all of the Holder Redemption Notices delivered during such calendar month does not exceed the Monthly Allowance (plus accrued and unpaid interest).  For the further avoidance of doubt, no reduction in the outstanding principal amount of this Debenture (as a result of redemption or otherwise) shall reduce or otherwise have any effect on the amount of the Monthly Allowance, which shall remain unchanged regardless of any such reduction in the outstanding principal amount of this Debenture, except that the Monthly Allowance shall not exceed the outstanding principal amount of this Debenture plus accrued and unpaid interest thereon.

ii.With respect to each calendar month during the term of this Debenture, the Company shall elect whether this Debenture shall be Stock On or Stock Off for such calendar month by delivering, on the fifth (5th) Trading Day prior to the first day of such calendar month, a written notice (a “Stock On/Off Notice”) to the Holder of the Company’s election to pay any Holder Redemption Amounts under Section 5(a)(i) in shares of Common Stock (“Stock On”) or in cash (“Stock Off”) during such calendar month.  For the avoidance of doubt, the Company shall make the same election of Stock On or Stock Off with respect to all of the outstanding Debentures.  If the Company fails to deliver the Stock On/Off Notice by the date required herein for any calendar month, the Company shall be deemed to have delivered a Stock On/Off Notice electing Stock Off for such calendar month. Once delivered (or deemed delivered) a Stock On/Off Notice shall be irrevocable as to the applicable calendar month and the Company may not change its election for such calendar month.  If the Company elects Stock On in such Stock On/Off Notice, then the Company shall certify in such notice that the Equity Conditions are satisfied.  In addition, to the extent that the Company elects Stock On, on the Trading Day prior to the first day of the applicable calendar month (such Trading Day, the “Monthly Redemption Advance Date”), the Company shall deliver to the Holder’s or its broker’s DTC account a number of freely tradable shares of Common Stock free from restrictive legends (“Monthly Redemption Advance Shares”) equal to the quotient of (x) the Monthly Allowance and (y) the Stock Payment Price.  For example, if the Stock Payment Price for the applicable Monthly Redemption Advance Date is $5.00 per share, then the Company shall deliver to the Holder a number of Monthly Redemption Advance Shares equal to 100,000 shares (e.g., $500,000/$5.00).  For the avoidance of doubt and purposes of clarification, the Monthly Redemption Advance Shares are an advance on the Stock Payment Shares that the Holder anticipates receiving pursuant to Section 5(a)(iv) and shall not be deemed a payment of principal or interest hereunder except as provided in Section 5(a)(iv).

iii.If the Equity Conditions cease, for any reason, to be satisfied while this Debenture is Stock On (an “Equity Conditions Failure”), then, unless such Equity Conditions Failure is waived in writing by the Holder, this Debenture shall immediately be deemed to be Stock Off.  The Company shall promptly, but in any event within one (1) Trading Day, notify the Holder of any Equity Conditions Failure and, unless such Equity Conditions Failure is waived in writing by the Holder, the Company shall not be permitted to make any Holder Redemption Payments during such calendar month in shares of Common Stock and all Holder Redemption Payments for the remainder of such calendar month shall be made in cash as provided herein.

iv.With respect to each Holder Redemption Notice delivered to the Company pursuant to Section 5(a)(i) at a time when this Debenture was Stock On, subject to the provisions of this Section 5(a)(iv), the Company shall, in payment of the Holder Redemption Amount deliver to the Holder a number of shares of Common Stock equal to the quotient of  (x) the applicable Holder Redemption Amount and (y) the Stock Payment Price (such quotient of (x) and (y), the “Stock Payment Shares”) by not later than the applicable Holder Redemption Payment Date; provided, that if the Holder has actually received Monthly Redemption Advance Shares, the number of Stock Payment Shares deliverable pursuant to the immediately preceding sentence shall be reduced (but not below zero) by the excess (if any) of the Monthly Redemption Advance Shares actually received by the Holder over the aggregate number of Stock Payment Shares that were deliverable pursuant to this Section 5(a)(iv) for all other prior Holder Redemption Notices given during the same calendar month (such excess, as the Monthly Redemption Advance Shares may be further reduced pursuant to the last sentence of Section 5(d), the “Available Advance Shares”).  For example, if, with respect to a particular calendar month, the Company delivered 100,000 Monthly Redemption Advance Shares on the Monthly Redemption Advance Date, the Holder submits a Holder Redemption Notice which would result in the issuance of 60,000 Stock Payment Shares, then the Monthly Redemption Advance Shares shall be deemed reduced by 60,000 shares, and the Available Advance Shares shall be 40,000 shares, and if subsequently during such calendar month, the Holder submits a Holder Redemption Notice that would require the issuance of 45,000 Stock Payment Shares, then the Monthly Redemption Advance Shares and the Available Advance Shares shall be deemed reduced to zero and the Company shall be required to deliver 5,000 shares to the Holder.  The Holder’s calculation of the Available Advance Shares set forth on the Holder Redemption Notice shall be binding on the Company absent manifest error.

v.Notwithstanding the foregoing or any other provision to the contrary contained herein, in the event that the number of Stock Payment Shares that the Company would be required to deliver in respect of any Holder Redemption Notice, when aggregated with the Stock Payment Shares issued in respect of each other Holder Redemption Notice delivered to the Company during the same calendar month, would exceed the Holder’s Pro Rata Share of the Volume Limitation, then the Company shall pay the portion of the Holder Redemption Amount that would cause such number of Stock Payment Shares to exceed the Holder’s Pro Rata Share of the Volume Limitation in cash.  In addition, in the event that the aggregate number of Monthly Redemption Advance Shares or Stock Payment Shares to be delivered to the Holder pursuant to this Section 5(a) in would cause such Holder to exceed the Beneficial Ownership Limitation, then, (I) the Holder shall provide written notice to the Company that such delivery of all or a portion of such Monthly Redemption Advance Shares or Stock Payment Shares would cause the Holder to exceed the Beneficial Ownership Limitation, and (II) in addition to delivery of the number of Monthly Redemption Advance Shares or Stock Payment Shares that would not cause such Holder to exceed the Beneficial Ownership Limitation, as applicable, the Company shall issue to the Holder only such number of Monthly Redemption Advance Shares or Stock Payment Shares that would not cause the Holder to exceed the Beneficial Ownership Limitation, and with respect to Stock Payment Shares, pay to the Holder, in lieu of such number of Stock Payment Shares that would cause the Holder to exceed the Beneficial Ownership Limitation an amount in cash equal to the portion of the Holder Redemption Amount that would otherwise be payable in respect of such excess number of Stock Payment Shares.

vi.If there are any Available Advance Shares remaining after all Holder Redemption Notices delivered during a particular calendar month have been satisfied in full, the Holder will, at its option, retain such Available Advance Shares in partial satisfaction of the obligation of the Company to deliver Advance Shares in respect of the next month on which the Company elects for this Debenture to be Stock On or return such remaining number of Available Advance Shares to the Company.

b)Delivery of Certificate for Stock Payment Shares.  The Company shall deliver to the Holder a certificate or certificates for the full number of Debenture Shares required to be delivered by the applicable Delivery Date; provided, however, that following the six (6) month anniversary of the Original Issue Date, the Company shall deliver any Debenture Shares required to be issued by the Company electronically through DTC without restrictive legends or trading restrictions of any kind not later than the applicable Delivery Date.  The Company shall, at its own expense, cause Company Counsel to issue any legal opinions required to issue Debenture Shares without any restrictive legends or trading restrictions of any kind, such legal opinion to be substantially in the form of Annex B.  If Stock Payment Shares are not delivered to or as directed by the applicable Delivery Date, the Holder shall, in addition to, and not in limitation of, its other rights and remedies under this Debenture and the other Transaction Documents, be entitled to elect by written notice to the Company at any time on or before its receipt of such Stock Payment Shares, to rescind the applicable Holder Redemption Notice.

c)Obligation Absolute; Partial Liquidated Damages.  Once the Company becomes obligated to issue any Debenture Shares in accordance with the terms of this Debenture, such obligation of the Company is absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Debenture Shares.  The Company may not refuse to issue any Debenture Shares required to be issued hereunder based on any claim that the Holder or anyone associated or Affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason.  If the Company fails for any reason to deliver to the Holder Debenture Shares required to be issued pursuant to any provision of this Debenture by the second (2nd) Trading Day following the applicable Delivery Date, the Company shall pay to the Holder, in cash, as partial liquidated damages and not as a penalty, for each $1,000 of principal amount being redeemed, $5 per Trading Day for each Trading Day after the second (2nd) Trading Day following such Delivery Date, as applicable, until such certificates are delivered or, in the case of a Holder Redemption Notice, the Holder rescinds such redemption; provided, however, if the Company has failed to deliver Debenture Shares required to be issued pursuant to any provision of this Debenture by the applicable Delivery Date more than twice in any twelve (12) month period, then such partial liquidated damages shall begin to accrue on the Delivery Date.  Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 8 hereof for the Company’s failure to deliver Debenture Shares within the applicable period specified in this Debenture and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.  Without limiting the foregoing, the Company acknowledges that to the extent that the Company does not honor, or indicates to the Holder that it will not honor, its obligation to issue Stock Payment

Shares upon receipt of one or more Holder Redemption Notices while this Debenture is Stock On (a “Repudiation”) the Holder’s damages, in addition to out-of-pocket expenses and other damages, shall include Holder’s entire lost profit resulting from its inability to receive Stock Payment Shares, which lost profit shall be calculated as the maximum number of Stock Payment Shares that the Holder would have been able to receive pursuant to Section 5 at or following the time of such Repudiation multiplied by any reported trading price of the Common Stock from and after the time of the Repudiation selected by the Holder (whether or not the Holder has actually tendered Holder Redemption Notices for such maximum number of Stock Payment Shares).

d)Compensation for Buy-In on Failure to Timely Deliver Certificates.  If the Company shall fail for any reason, or for no reason, on or prior to the applicable Delivery Date to credit the Holder's or its broker’s DTC account, for such number of Debenture Shares to which the Holder is entitled under this Debenture (a “Delivery Failure”) and if on or after such Delivery Date the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable pursuant to this Debenture that the Holder anticipated receiving from the Company (a “Buy-In”), then, in addition to all other remedies available to the Holder, the Company shall, within three (3) Trading Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company's obligation to credit such Holder's or its broker’s DTC account for such Debenture Shares shall terminate, or (ii) promptly honor its obligation to credit such Holder's or its broker’s DTC account and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Debenture Shares, times (B) any trading price of the shares of Common Stock selected by the Holder in writing as in effect at any time during the period beginning on the Monthly Redemption Advance Date, the date of the Holder Redemption Notice, Interest Shares Advance Date or Interest Payment Date, as applicable, and ending on the applicable Delivery Date.  Nothing shall limit the Holder's right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver Debenture Shares pursuant to the terms hereof.

e)Fractional Shares.  No fractional shares or scrip representing fractional shares shall be issued under this Debenture.  As to any fraction of a share which the Holder would otherwise be entitled, the Company shall round up to the next whole share.

f)Transfer Taxes and Expenses.  The issuance of Debenture Shares shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Debenture Shares.  The Company shall pay all Transfer Agent fees required for processing of any issuance of Debenture Shares and all fees to DTC (or another established clearing corporation performing similar functions) required for same-day electronic delivery of Debenture Shares.

g)Beneficial Ownership Limitation.  Notwithstanding anything to the contrary set forth in this Debenture, at no time may the Company issue to the Holder Debenture Shares to the extent that after giving effect to such issuance, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of this Section 5(g), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  To the extent that the limitation contained in this Section 5(g) applies, the determination of whether shares of Common Stock may be issued pursuant to this Debenture (in relation to other securities owned by the Holder together with any Affiliates) shall be in the sole discretion of the Holder, and the submission of a Holder Redemption Notice (at a time when this Debenture is Stock On) shall be deemed to be the Holder’s determination of whether shares of Common Stock may be issued pursuant to this Debenture (in relation to other securities owned by the Holder together with any Affiliates) subject to the Beneficial Ownership Limitation.  In addition, the Holder may notify the Company that the issuance of any Debenture Shares would cause the Holder to exceed the Beneficial Ownership Limitation, in which case, the Company shall only issue to the Holder such number of shares of Common Stock that would not cause the Holder to exceed the Beneficial Ownership (as determined by the Holder in accordance with this Section 5(g)).  To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Holder Redemption Notice (at a time that this Debenture is Stock On) that such Holder Redemption Notice has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  For purposes of this Section 5(g), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company, or (iii) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Company shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the issuance of shares of Common Stock under this Debenture or the Warrants to the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  The “Beneficial Ownership Limitation” shall be 4.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the applicable issuance of shares of Common Stock pursuant to this Debenture held by the Holder.  The Holder, upon not less than sixty-one (61) days’ prior notice to the Borrowers, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 5(g), provided that the Beneficial Ownership Limitation in no event exceeds 9.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to the terms of this Debenture and the Beneficial Ownership

Limitation provisions of this Section 5(g)shall continue to apply. Any such increase or decrease will not be effective until the sixty first (61st) day after such notice is delivered to the Company.  The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(g) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation.  The limitations contained in this paragraph shall apply to a successor holder of this Debenture.

h)Principal Market Regulation.  The Company shall not issue any Debenture Shares if the issuance thereof would exceed the aggregate number of shares of Common Stock which the Company may issue pursuant to the terms of this Debenture without breaching the Company’s obligations under the rules or regulations of the Principal Market (the number of shares which may be issued without violating such rules and regulations, including rules related to the aggregation of offerings under NASDAQ Listing Rule 5635(d), the “Exchange Cap”), except that such limitation shall no longer apply to the extent that the Company (A) obtains the approval of its stockholders for such issuance or issuances or (B) obtains a written opinion from Company Counsel that such approval is not required, which opinion shall be reasonably satisfactory to the Holder. Until such approval or such written opinion is obtained, no Purchaser shall be issued Debenture Shares in an amount greater than the product of (i) the Exchange Cap multiplied by (ii) the quotient of (A) the aggregate original principal amount of Debentures issued to such Purchaser pursuant to the Securities Purchase Agreement on the Original Issue Date divided by (B) the aggregate original principal amount of all Debentures issued to the Purchasers pursuant to the Securities Purchase Agreement on the Original Issue Date (with respect to each Purchaser, the “Exchange Cap Allocation”).  On the Original Issue Date, the Holder’s Exchange Cap Allocation with respect to this Debenture issued to such Holder is ______ shares of Common Stock.  In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Debentures, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation with respect to such portion of such Debentures so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation so allocated to such transferee. Upon the satisfaction in full of a Purchaser’s Debentures, the difference (if any) between such holder’s Exchange Cap Allocation and the number of Debenture Shares actually issued to such holder pursuant to such holder’s Debentures shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Debentures on a pro rata basis in proportion to the relative outstanding principal amounts of the Debentures then held by each such holder.

Section 6.Fundamental Transaction. If, at any time while this Debenture is outstanding, the Company effects a Fundamental Transaction, then the Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Debenture and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this Section 6 pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Debenture, deliver to the Holder in exchange for this Debenture a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Debenture, and which is reasonably satisfactory in form and substance to the Holder.  Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Debenture and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Debenture and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.  For the avoidance of doubt, nothing in this Section 6 shall be deemed implied consent to any Fundamental Transaction otherwise prohibited by the Transaction Documents.

Section 7.Covenants.

a)Negative Covenants. As long as any portion of this Debenture remains outstanding, and unless the Holder shall have otherwise given prior written consent, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

i.other than Permitted Indebtedness, enter into, issue, create, incur, assume, guarantee or suffer to exist any Indebtedness of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

ii.other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

iii.make or hold any Investments other than Permitted Investments;

iv.dispose of any of its assets, including, without limitation, any Disposition to a Subsidiary that is not a Qualified Subsidiary other than (x) Permitted Dispositions and (y) the Disposition of Needle Rock Ranch provided that such Disposition results in gross proceeds to the Company of at least $1,800,000 and the Company prepays this Debenture in an amount equal to 100% of such gross proceeds (less the Company’s reasonable and documented out-of-pocket transactions costs incurred in connection therewith) from such Disposition pursuant to Section 3(a) simultaneously with the consummation thereof;

v.issue Disqualified Stock;

vi.amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that adversely affects any rights of the Holder under the Transaction Documents in any material respect;

vii.merge, dissolve, liquidate, consolidate with or into another Person; provided, that (i) the Company may merge or consolidate with any of its Subsidiaries so long as the Company is the surviving Person of such merger or consolidation, (ii) any Subsidiary of the Company may merge or consolidate with any other Subsidiary of the Company (provided, that, if any Subsidiary party to such merger or consolidation is a Qualified Subsidiary, the surviving Person of such merger or consolidation must be a Qualified Subsidiary), (iii) any Subsidiary of the Company may liquidate or dissolve so long as the assets of such Subsidiary are distributed to the Company or a Qualified Subsidiary in connection with such liquidation or dissolution, and (iv) the Company or any of its Subsidiaries may consummate a merger or consolidation in connection with any Permitted Investment, so long as, in the case of this clause (iv), (A) if the Company is a party to such merger or consolidation, the Company is the surviving entity thereof, or (B) if any Qualified Subsidiary is a party to such merger or consolidation, a Qualified Subsidiary is the surviving entity thereof;

viii.repay, repurchase or offer to repay, repurchase or otherwise acquire any of its Equity Interests; provided, that, the Company may purchase or redeem from any officer, employee, director or consultant of, the Company or any of its Subsidiaries upon the death, termination, disability, resignation or other voluntary or involuntary cessation of such person’s employment or directorship or other applicable arrangement, or otherwise in accordance with any stock option or stock appreciation rights plan or any stock ownership or subscription plan or equity incentive or other similar plan or any employment, consultancy or employment or consultancy termination agreement, shares of the Company’s Equity Interests or options or warrants to acquire such Equity Interests in an aggregate amount for all such payments not to exceed $1,000,000 in any calendar year;

ix.repay, repurchase or offer to repay, repurchase or otherwise acquire any Indebtedness other than (i) the Debentures and (ii) regularly scheduled principal and interest payments under the terms of any Permitted Indebtedness, provided that any such payments of Permitted Indebtedness shall not be permitted if, at such time, or after giving effect to such payment, either (A) any Event of Default under Section 8(a)(i) or 8(a)(ii) exists or occurs and is continuing, or (B) any other Event of Default shall exist and the Debentures shall have been accelerated pursuant to Section 8(b);

x.pay dividends or distributions on any of its Equity Securities, except that any Subsidiary may, directly or indirectly, pay any dividend or distribution to the Company or any Qualified Subsidiary;

xi.create any new Foreign Subsidiary unless the Investment by the Company or its Subsidiary in such Foreign Subsidiary is a Permitted Investment;

xii.create any new Domestic Subsidiary unless such Subsidiary promptly executes a joinder to the Subsidiary Guaranty and Security Agreement;

xiii.enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis; or

xiv.enter into any agreement with respect to any of the foregoing.

b)Affirmative Covenants. As long as any portion of this Debenture remains outstanding, the Company shall, and shall cause each of its Subsidiaries to:

i.preserve and maintain its legal existence in the jurisdiction of its organization (except as a result of a transaction permitted by Section 7(a)(vii)), and qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its properties and where failure maintain or qualify could reasonably be expected to have a Material Adverse Effect;

ii.provide to Agent and the Holder, promptly upon becoming aware thereof (and in any event within two (2) days after the occurrence thereof), a notice of each Event of Default known to an executive officer of the Company, together with a statement of such executive officer setting forth the details of such Event of Default and the actions which the Company has taken and proposes to take with respect thereto;

iii.except as otherwise would not reasonably be expected to result in a Material Adverse Effect, (a) pay and discharge as the same shall become due and payable: (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien) and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien) and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and (iii) all Indebtedness, as and when due and payable, but subject to the terms of this Debenture; and (b) timely file all tax returns required to be filed (subject to any valid extension);

iv.(a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except, in the case of either clause (a) or (b), where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

v.comply in all material respects with the requirements of all applicable laws and all orders, writs, injunctions and decrees applicable to it or to its business or property;

vi.maintain (a) insurance with financially sound and reputable insurance companies in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against, by Persons of comparable size engaged in the same or similar business as the Company and its

Subsidiaries; and (b) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.  All such insurance policies required pursuant to clause (a) of this Section shall name the Agent as a loss payee (in the case of property or other casualty insurance) and an additional insured (in the case of liability insurance);

vii.maintain, preserve and enforce all of its material rights and remedies under the Pledged Indebtedness and refrain from (x) altering, modifying or amending any of the terms and conditions of the Pledged Indebtedness (including, without limitation, reducing or otherwise forgiving all or any portion of the principal amount thereof), (y) subordinating the payment of all or any part of the Pledged Indebtedness or Liens securing the Pledged Indebtedness or (z) releasing any Liens securing the Pledged Indebtedness; and

viii.use reasonable efforts to cause the Company to remain eligible to use Form S-3 for a delayed or continuous offering pursuant to Rule 415(a)(1)(x) promulgated under the Securities Act of 1933, as amended.

c)Blocked Account. The Company shall, at all times while this Debenture remains outstanding, maintain on deposit in a segregated account of the Company at Truist Bank (the “Blocked Account”) an amount of unencumbered cash equal to $7,500,000.  Such account shall be subject to an Account Control Agreement which shall provide that the Company shall have no access to such account and otherwise reasonably acceptable to the Holder (the “Blocked Account Agreement”).

d)Revenue.  With respect to each fiscal quarter of the Company, the Company’s revenue (as determined in accordance with GAAP) for each such fiscal quarter shall not be less than the “Revenue Target” for such fiscal quarter set forth on Schedule E.

e)Compliance Certificate.  The Company shall, within one Trading Day of the Company’s filing of each Quarterly Report on Form 10-Q and each Annual Report on Form 10-K with the Commission (but in any event not later than forty-five (45) days after the last day of each calendar quarter, except in the case of the calendar quarter ended December 31, ninety (90) days thereafter), deliver to the Holder a compliance certificate executed by the Company’s chief executive officer or chief financial officer containing a calculation of each financial covenant set forth in this Section 7 (with reasonable supporting detail and calculations), stating that no Events of Default have occurred since the date of the last compliance certificate (or, in the case of the initial compliance certificate, the Original Issue Date) and certifying that no new Subsidiaries have been formed or acquired since the date of the prior compliance certificate (or, in the case of the initial compliance certificate, the Original Issue Date); provided, that notwithstanding the foregoing, without the prior written consent of the Holder, such compliance certificate shall not contain any material, non-public information and shall be derived from the information publicly available in the Company’s reports filed with the Commission or otherwise publicly available.

Section 8.Events of Default.

a)“Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative body or Governmental Authority):

i.any default in the payment of the principal amount of any Debenture, whether on a Prepayment Date, Holder Redemption Payment Date or the Maturity Date or by acceleration or otherwise;

ii.any default in the payment of interest, liquidated damages and/or other amounts owing to a Holder on any Debenture, as and when the same shall become due and payable, in each case, which such default continues for three (3) Trading Days;

iii.the Company shall fail to observe or perform any other covenant or agreement contained in this Debenture (other than a breach by the Company of its obligations to deliver Debenture Shares to the Holder pursuant to the terms of this Debenture which breach is addressed in clause (ix) below) which failure is not cured, if possible to cure, within the earlier to occur of (A) fifteen (15) days after notice of such failure sent by the Holder to the Company and (B) fifteen (15) days after the Company has become aware or should have become aware of such failure; provided, that any failure to observe or perform any provision of Sections 7(a), (c), (d) and (e) shall be an immediate Event of Default hereunder without any grace period;

iv.a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) or any breach shall occur under any of the Transaction Documents, which failure is not cured, if possible to cure, within fifteen (15) days following notice of failure sent by the Holder to the Company;

v.any representation or warranty made in the Securities Purchase Agreement or any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder pursuant to the Transaction Documents shall be untrue or incorrect in any material respect as of the date when made or deemed made;

vi.the Company or any Subsidiary shall be subject to a Bankruptcy Event;

vii.the Company or any Subsidiary shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness for borrowed money or money due under any long term leasing or factoring arrangement beyond any grace period provided with respect thereto that (a) involves an obligation greater than $500,000, whether such Indebtedness now exists or shall hereafter be created, and (b) results in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

viii.(a) the Common Stock shall not be eligible for listing or quotation for trading on a Trading Market and shall not be eligible to resume listing or quotation for trading thereon within five (5) Trading Days, (b) the shares of Common Stock are suspended from trading or otherwise not listed or quoted for trading on a Trading Market for ten (10) Trading Days or more (which need not be consecutive) during any twelve (12) month period, or (c) the shares of Common Stock are suspended from trading or otherwise not listed or quoted for trading on a Trading Market for three (3) consecutive Trading Days or more; provided, however, that for purposes of this subparagraph (viii), any day on which there is a general suspension of trading on the Principal Market shall be disregarded;

ix.the Company shall fail for any reason to deliver any Debenture Shares to a Holder on the applicable Delivery Date therefor;

x.the Company fails to issue any certificate or any shares of Common Stock under the Debenture free of restrictive legends when and as required by this Debenture or the Securities Purchase Agreement, unless otherwise then prohibited by applicable securities laws, and any such failure remains uncured for two (2) Trading Days;

xi.the Company or any Guarantor shall breach in any material respect any agreement delivered to the initial Holder pursuant to Section 2.2 of the Purchase Agreement and such breach is not cured within fifteen (15) days of such breach;

xii.[Reserved];

xiii.a judgment in excess of $500,000 (to the extent not covered by insurance) is entered against the Company and, within sixty (60) days after entry thereof, such judgment is not discharged or satisfied or execution thereof stayed pending appeal, or within sixty (60) days after the expiration of any such stay, such judgment is not discharged or satisfied;

xiv.(A) Truist Bank fails to comply with its obligations under the Blocked Account Agreement, (B) without limiting clause (A), Truist Bank notifies the Agent of its intention not to comply with the terms of the Blocked Account Agreement, or (C) the Company fails to comply, or notifies the Agent of its intention to not comply, with its obligations under the Blocked Account Agreement; provided, however, with respect to clauses (A) and (B), it shall not be an Event of Default hereunder if possession of the funds held in the Blocked Account are transferred to the Agent;

xv.(A) the Company or Truist Bank closes the Blocked Account or terminates the Blocked Account Agreement, or (B) without limiting clause (A), the Company or Truist Bank notifies the Agent of its intention to close the Blocked Account or terminate the Blocked Account Agreement; provided, however, it shall not be an Event of Default hereunder if possession of the funds held in the Blocked Account are transferred to the Agent;

xvi.any Security Document shall for any reason fail or cease to create a separate valid and, except to the extent permitted by the terms hereof or thereof, perfected first priority (subject to Permitted Liens) Lien Collateral (as defined in the applicable Security Documents) in favor of the Collateral Agent (as defined in the Securities Purchase Agreement) or any material provision of any Security Document shall at any time for any reason cease to be valid and binding on or enforceable against the Company or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any governmental authority having jurisdiction over the Company, seeking to establish the invalidity or unenforceability thereof;

xvii.[Reserved];

xviii.any Material Adverse Effect occurs if, in the reasonable good faith judgment of the Agent, such Material Adverse Effect would reasonably be likely to result in an Event of Default under Section 8(a)(i) or 8(a)(ii) within one year following the occurrence of such Material Adverse Effect; or

xix.the occurrence of any Public Information Failure that remains uncured for at least ten (10) calendar days or any restatement of any the financial statements included in any Annual Report on Form 10-K or Quarterly Report on Form 10-Q of the Company.

b)Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the outstanding principal amount of this Debenture, the Prepayment Premium, the Exit Payment, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash; provided, that such acceleration shall be automatic, without any notice or other action of the Holder required, in respect of an Event of Default occurring pursuant to clause (vi) of Section 8(a).  In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such acceleration may be rescinded and annulled by Holder at any time prior to payment in full hereunder and the Holder shall have all rights as a holder of the Debenture until such time, if any, as the Holder receives full payment pursuant to this Section 8(b).  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 9.Miscellaneous.

a)Notices.  Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Holder Redemption Notice, shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, or such email address, or address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 9(a).  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service addressed to the Holder at the email address or address of the Holder appearing on the books of the Company, or if no such facsimile number or email or address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Purchase Agreement.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email to the email address set forth on the signature pages attached hereto prior to 5:30 p.m. (local time in New York City, New York) (or such later time expressly specified elsewhere in this Debenture) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via email attachment to the email address set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (local time in New York City, New York) (or such later time expressly specified elsewhere in this Debenture) on any Trading Day, or (iii) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service.

b)Absolute Obligation.  Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed.  This Debenture is a direct debt obligation of the Company.

c)Lost or Mutilated Debenture.  If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, reasonably satisfactory to the Company.

d)Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Debenture or the transactions contemplated hereby.

e)Amendments; Waivers.  Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture.  The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture on any other occasion.  Any waiver by the Company or the Holder must be in writing.  Any obligation of the Company pursuant to this Debenture may be waived by the Holders of at least 50.1% of the outstanding principal amount of Debentures, which waiver shall be binding on all of the Holders of the Debentures and their successors and assigns.  Any provision of this Debenture may be amended by a written instrument executed by the Company and the Holders of at least 50.1% of the outstanding principal amount of Debentures, which amendment shall be binding on all of the Holders of the Debentures and their successors and assigns.

f)Severability.  If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.  The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Debenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

g)Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Debenture shall be cumulative and in addition to all other remedies available under this Debenture and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Debenture.  The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is reasonably requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Debenture.

h)Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

i)Headings.  The headings contained herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

j)Secured Obligation.  The obligations of the Company under this Debenture are secured by the Collateral pledged by the Company pursuant to the Security Agreement, dated as of the date hereof, between the Company and the Agent.  For the avoidance of doubt, and notwithstanding anything contained herein to the contrary, subject to Permitted Liens, the Holder shall have the first lien over all Collateral, which will rank higher than any other creditor of the Company or its Subsidiaries, to the extent permitted by law.

k)Limitation of Liability.  Neither Holder, Agent nor any Affiliate, officer, director, employee, attorney, or agent of Holder or Agent shall have any liability with respect to, and the Company hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Company in connection with, arising out of, or in any way related to, this Debenture or any of the other Transaction Documents, or any of the transactions contemplated by this Agreement or any of the other Transaction Documents.

l)Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Company under this Debenture and any other Transaction Documents shall be made without deduction or withholding for any taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of the Company) requires the deduction or withholding of any tax from any such payment by the Company, then the Company shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and then the sum payable by the Company to the Holder shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 9(l)) the Holder receives an amount equal to the sum it would have received had no such deduction or withholding been made.

m)Costs of Enforcement.  The Company hereby covenants and agrees to indemnify, defend and hold the Holder harmless from and against all costs and expenses, including reasonable attorneys’ fees and their reasonable costs, together with interest thereon at the Applicable Rate, incurred by the Holder in enforcing its rights under this Debenture; or if the Holder is made a party as a defendant in any action or proceeding arising out of or in connection with its status as a lender, or if the Holder is requested to respond to any subpoena or other legal process issued in connection with this Debenture; or reasonable disbursements arising out of any costs and expenses, including reasonable attorneys’ fees and their costs incurred in any bankruptcy case; or for any legal or appraisal reviews, advice or counsel performed for the Holder following a request by the Company for waiver, modification or amendment of this Debenture.

*********************

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties below have caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

22ND CENTURY GROUP, INC.

By:	/s/ Peter Ferola
Name: Peter Ferola
Title: General Counsel & Corporate Secretary
Facsimile No. for delivery of Notices:
E-mail Address for delivery of Notices:

ANNEX A

HOLDER REDEMPTION NOTICE

The undersigned hereby exercises its right to require the Company to redeem the 7% Original Issue Discount Senior Secured Debenture due March 3, 2026 (the “Debenture”) of 22nd Century Group, Inc, a Nevada corporation (the “Company”), in accordance with Section 5(a) of the Debenture.

Holder Redemption Right calculations:

Holder Redemption Amount: $ _______ principal

Additional accrued and unpaid interest pursuant to Section 2.1(d) of the Debenture, if applicable:  $_________

Stock Payment Price, if applicable:  ________ shares

Available Advance Shares, if applicable: ______ shares

Stock Payment Shares to be delivered on Holder Redemption Payment Date, if applicable (positive difference of Stock Payment Shares and Available Advance Shares):  _________

Holder’s Pro Rata Share of Volume Limitation: $__________

Cash payable pursuant to Section 5(a)(v) of the Debenture, if applicable: $_________

Outstanding principal payment after giving effect to this Holder Redemption Notice: $________

Remaining Monthly Allowance after giving effect to this Holder Redemption Notice: $________

Signature:

Name:

Wire Instructions:

Or, if applicable

Address for Delivery of Common Stock Certificates:

Or

DWAC Instructions:

Broker No:________________

Account No:_______________

ANNEX B

FORM OF RULE 144 OPINION

We have been informed that _______ (the “Stockholder”) plans to sell some or all of the [____] shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”) to be issued to the Stockholder on the date hereof pursuant to the Company’s instruction letter of even date herewith relating the issuance of the Shares. We understand that the Shares are being issued in satisfaction of certain obligations of the Company pursuant to an outstanding 7% Original Issue Discount Senior Secured Debenture issued by the Company to the Stockholder on March 3, 2023 (the “Debenture”).

We have been informed, and have not independently verified, that: (i) the Stockholder is not an affiliate of the Company at the present time and has not been an affiliate during the preceding three (3) months; and (ii) the Shares were acquired by the Stockholder directly from the Company pursuant to the terms of the Debenture, no additional consideration was paid by the Stockholder in connection with such issuance of the Shares pursuant to the terms of the Debenture, and a period of at least six (6) months has elapsed since the full purchase price or other consideration for the Debenture was paid or given by the Stockholder to the Company.  For purposes of this opinion we have relied upon the statement set forth on the cover page of the Company’s [Quarterly][Annual] Report on Form 10-[Q][K] for the fiscal [quarter][year] ended [_______], 20__ to the effect that the Company has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve (12) months (or for such shorter period that the Company was required to file such reports) and has been subject to such filing requirements for the past ninety (90) days.  We have also been informed by the Company, and have relied upon such representations, that it is not currently, nor has it ever been, a shell company or issuer of the type described in Rule 144(i)(1)(i).

In rendering this opinion letter, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals (and authenticity of such originals) of all documents submitted to us as copies, and the continuing accuracy of all information contained in all such documents.

Based on, and subject to, the foregoing, without having made any independent verification thereof, and assuming the sale of the Shares occurs prior to [<<DUE DATE OF NEXT PERIODIC REPORT>>], you may issue certificates evidencing the Shares free of any restrictive securities legend or stop transfer orders related thereto.

Schedule E

Revenue

Calendar Quarter	Revenue Target
March 31, 2023	$16,500,000
June 30, 2023	$18,000,000
September 30, 2023	$18,500,000
December 31, 2023	$20,500,000
March 31, 2024	$25,100,000
June 30, 2024	$27,550,000
September 30, 2024	$29,600,000
December 31, 2024	$33,100,000
March 31, 2025	$27,100,000
June 30, 2025	$32,100,000
September 30, 2025	$35,100,000
December 31, 2025	$38,100,000